Exhibit 99.1

June 16, 2005

Mr. Colin Lind
Mr. Greg Jackson
Blum Capital Partners, L.P.
909 Montgomery Street
San Francisco, CA 94133

Gentlemen:

I received your letter of June 6, 2005. I reviewed your discussion points with both our senior management team and our Board of Directors. We have the following observations on your main points:

Reduction in R&D expenses and other investments

More than a half year ago on our Q4 2004 earnings call, we laid out a plan of investment for Novell. Nothing has occurred since that call to alter those plans, and I believe we have stayed true to those plans. My goals were to maximize cash flow from our legacy businesses while reinvesting in our growth businesses. These businesses have very different profiles, requiring varying levels of investment and having disparate levels of profitability. To suggest that all our business efforts must be profitable today, is to not fully appreciate our strategy or the need to make the investments necessary to successfully implement the strategy. We have a mix of profitable yet lower growth businesses and higher growth, less profitable businesses. Our goal is to allocate capital across those business lines in order to maximize Novell's competitiveness in the marketplace. We believe we are on an appropriate course of action for the benefit of the overall business.

Also, I have stated before that we are carrying a higher than normal level of R&D for a short time while we reinvest and reposition some of our product lines. I am pleased with the progress to date on this initiative and excited about the growth potential for those repositioned products. I believe that this higher than normal R&D expense will begin to be reduced sometime in our fiscal year 2006.

Sale of Celerant

As we have often publicly stated, we view Celerant as a non-core business. We envision Celerant being separated from Novell in some fashion when market and other conditions are appropriate. Today, the business requires little management time from the Novell team, other than the required oversight functions we provide as part of our responsibilities as a public company. Although Celerant is a non-core asset, it would not be prudent to rush a transaction through, thus creating a risk that the key assets of Celerant, its highly-valued employees, could become dissatisfied with the end result, thereby destroying value that is due to all stockholders. The Novell management team and our Board of Directors review this situation from time to time and, as appropriate, we will update all stockholders on this issue.

Capital allocation and a $500 million stock buyback

Novell has a disciplined capital allocation procedure in place today. Our management team and Board of Directors are proponents of the Return on Invested Capital metric for examining investments.

We agree with you that stock buybacks should be analyzed in conjunction with all uses of capital. To date, our analysis has indicated that the current time is not appropriate for a stock buyback. As you know, we are going through a transition period in our business requiring incremental investment in R&D and a significant overhaul of our global sales and marketing efforts. These reorganization efforts are cast against the backdrop of a difficult IT spending environment which has persisted for a few years now. To immediately effect a stock buyback using half of our net cash reserves (as you suggest) during this critical time at Novell would not be, in our judgment, in the best, long-term interests of all shareholders.

Further, we differ with your analysis of the impact of a $500 million stock buyback on the company. Nowhere in your analysis did you mention our often repeated need for cash as a demonstration to customers of our market staying power and viability. As you know, we compete against the largest software companies in the world (Microsoft and IBM to name but two) that have significantly greater financial and other resources than those of Novell. Customers need to be given comfort that they can deploy their mission critical business applications on a solid Novell infrastructure that will be supported by us for many years to come. A strong balance sheet is an undisputed way to give customers that comfort.

We appreciate your feedback and input on our business. We seriously consider your views when offered. As we continue to move the business forward, I anticipate continued conversations with you and your colleagues at Blum on a periodic basis. Thank you for being a stockholder of Novell.

Sincerely,

/s/ Jack L. Messman

Jack L. Messman
Chairman, President and CEO
Novell, Inc.

cc: Novell Board of Directors
      Joseph S. Tibbetts, Jr.
      Bill Smith
      Joseph A. LaSala, Jr.